Exhibit 10.3
Eli Lilly and Company
Performance Award
(for Executive Officers)
This Performance Award has been granted for the period of January 1, 2010 through December 31, 2011 by Eli Lilly and Company, an Indiana corporation with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to Grantee.

Eli Lilly and Company Performance Award

Eli Lilly and Company Performance Award

A.	Recitals

Under the 2002 LILLY STOCK PLAN (“2002 Plan”), the Compensation Committee (“Committee”) has determined the form of this Performance Award and selected the Grantee, an Eligible Employee of the Company, to receive a Performance Award for the Award Period January 1, 2010, through December 31, 2011. The applicable terms of the 2002 Plan are incorporated in this Performance Award by reference, including the definitions of terms contained in the 2002 Plan.

B.	Performance Award

Lilly grants to the Grantee the right to acquire Lilly Stock by issuance or transfer to the Grantee of the Performance Shares to which he or she is entitled under this Performance Award upon the following terms and conditions, including any special terms and conditions set forth in the appendix for the Grantee’s country of residence, if any, as provided in Section 25:

Section 1. Statement of Award Period

The Award Period shall begin January 1, 2010 and end December 31, 2011.

Section 2. Number of Shares

The target number of Performance Shares for the Award Period shall be the Performance Share portion of the value as approved by the Grantee’s supervisor, divided by the grant fair value of $30.88 rounded to the nearest full share. Target shares are set at an EPS growth rate of 8%. The actual cumulative EPS will be used to determine the actual number of shares awarded at payout, subject to adjustment as provided below in this Section or in Section 9. Grantees may view their Performance Award by logging on to the Merrill Lynch website at http://benefits.ml.com after March 31 of each grant year.

The number of Performance Shares for the Award Period and the cumulative EPS as described in Section 3 below, shall be subject to adjustment in accordance with the provisions of Section 4(b) of the 2002 Plan for certain corporate recapitalizations and other events. A fractional share resulting from such adjustment shall in the discretion of the Committee either be paid in cash or rounded.

Section 3. Computation of Cumulative EPS

The cumulative EPS for the Award Period shall be computed in accordance with Section 18 and using the following procedures:
a.	A determination of adjusted consolidated net income ascertained from the Company’s audited consolidated financial statements shall be made for each fiscal year in the Award Period in accordance with accounting principles currently applicable in the United States, adjusted to the extent deemed appropriate by the Committee for any unusual items deemed significant by the Committee.

b.	The number of shares of outstanding Lilly Stock used to compute consolidated earnings per share shall be determined as of the end of each fiscal year in the Award Period on a

Eli Lilly and Company Performance Award

diluted basis or its equivalent in accordance with accounting principles currently applicable in the United States.

c.	To calculate consolidated earnings per share for each fiscal year in the Award Period, the adjusted consolidated net income shall be divided by the number of shares of outstanding Lilly Stock as computed in accordance with subsection (b) above and the quotient rounded to the nearest cent.

d.	To determine the cumulative EPS for the Award Period, the EPS amounts for each fiscal year as determined above shall be added.
Section 4. Determination and Announcement of Award

After the cumulative EPS for the Award Period is computed, the cumulative EPS and the resulting number of Performance Shares for Grantee (determined in accordance with Sections 2 and 9), together with the Committee’s election between cash and shares of Lilly Stock under Section 5, shall be communicated to Grantee.

Section 5. Committee Election to Pay Cash

At any time until the determination of cumulative EPS and the resulting number of Performance Shares, the Committee may, if it so elects, determine to pay part or all of any Performance Award in cash in lieu of issuing or transferring Performance Shares. The amount of cash shall be based upon the fair market value of Lilly Stock on a valuation date to be determined by the Committee.

Section 6. Issuance or Transfer of Performance Shares and Payment of Cash Award

Subject to the condition relating to withholding tax stated in Section 14, Lilly shall issue or transfer to the Grantee any Performance Shares to be issued or transferred under Section 4 and pay to the Grantee any cash determined to be payable under that section within a sixty day period starting the day after the Award Period expiration (as stated in Section 1) and ending on the sixtieth day after the Award Period expiration, but not later than December 31 of the year after the Award Period expires. Grantee shall have no rights as a shareholder of Lilly with respect to the shares of Lilly Stock until the shares are issued or transferred on the books of Lilly.

Eli Lilly and Company Performance Award

Section 7. Restricted Stock Units

Any shares issued or transferred under this grant shall be in the form of restricted stock units that will be governed by the provisions of Section 10 of the 2002 Plan and the restricted stock unit grant document to be provided to the Grantee. In the event Grantee is entitled to a fractional restricted stock unit, the fraction may be paid in cash or rounded, in the Committee’s discretion. The Restriction Period shall be approximately one year from the date of valuation, as specified in the restricted stock unit grant document. The restrictions shall lapse upon the earliest of (a) the expiration of the Restriction Period if all conditions related to the Restriction Period have been met; (b) the date of Grantee’s death, disability or separation from service (as defined in the restricted stock unit grant document to be provided to the Grantee); or (c) a change in control as provided under Section 12(a)(v) of the 2002 Plan, unless the Committee specifies in the restricted stock unit grant document that Section 12 (a)(v) shall not apply.

Notwithstanding the foregoing, if the status of the Grantee as an Eligible Employee, as defined in the 2002 Plan, terminates before the issuance of the restricted stock units for any of the reasons specified in Section 9(c), then Lilly shall issue or transfer to the Grantee shares of Lilly stock or the cash equivalent, as described in Section 5 above, subject to the withholding tax provisions in accordance with Section 14 below. The shares may be newly issued shares or treasury shares, unless otherwise required by local law. In the event Grantee is entitled to a fractional share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

Section 8. Consideration for Continued Employment Requirement

If the status of the Grantee as an Eligible Employee, as defined in the 2002 Plan, terminates before the end of the Award Period except as outlined in Section 9 (c), then all rights of the Grantee under this Performance Award shall terminate with respect to the Award Period. The Company shall incur no liability to Grantee under this Performance Award by terminating Grantee’s status as an Eligible Employee whether by action with respect to Grantee individually, either with or without cause, or by dissolution or liquidation of Lilly or merger or consolidation of Lilly with a corporation in which Lilly is not the surviving corporation, or otherwise.

Section 9. Adjustments for Certain Employment Status Changes

The number of Performance Shares described in Section 2 is based on the assumption that the Grantee is an employee in good standing throughout the entire Award Period. Unless otherwise required by law, the number of Performance Shares shall be adjusted for changes in employment status during the Award Period as follows:
a.	Leaves of Absence. The number of Performance Shares shall be reduced proportionally for any portion of the total days in the Award Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.

b.	Demotions and Disciplinary Actions. The Committee may, at its discretion, reduce the number of Performance Shares, prorated according to time, for any portion of the Award Period during which the Grantee has been (i) demoted to a job classification below those considered by the Committee to be eligible for Performance Awards, or (ii) subject to

Eli Lilly and Company Performance Award

disciplinary action by the Company. In the case of disciplinary action during the Award Period, the Committee may also, in its discretion, withhold payment of this Performance Award entirely.

c.	Retirement, death, disability or termination due to a plant closing or reduction in workforce. In the event the Grantee’s employment is terminated due to retirement as a retiree, death, disability, plant closing or reduction in workforce (as defined below), the number of Performance Shares shall be reduced proportionally for the portion of the total days during the Award Period in which the Grantee was not an active employee. Any payment of Performance Shares that have been reduced by operation of this Section 9.c. shall be paid following the Award Period expiration as described in Section 6. A retiree is a person who is (i) a retired employee under the Lilly Retirement Plan; (ii) a retired employee under the retirement plan or program of a Lilly subsidiary; or (iii) a retired employee under a retirement program specifically approved by the Committee. Plant closing means the closing of a plant site or other corporate location that directly results in termination of employment. Reduction in workforce means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of employment. The Committee will be responsible for approving, in its discretion, what is classified as disability, a plant closing, or a reduction in workforce.
Section 10. Compensation Recovery

The Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any performance shares or cash paid under this Performance Award if:
a.	the amount of the payment was based upon the achievement of earnings per share (EPS) that were subsequently the subject of restatement of all or a portion of the Company’s financial statements;

b.	the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and

c.	the amount of the payment that would have been made to the Grantee had the financial results been properly reported would have been lower than the amount actually paid.
In the event that the Company determines to seek restitution under this section at a time when the Performance Shares are still subject to the restrictions set forth in Section 7, then, notwithstanding any contrary language in the restricted stock unit grant, the conditions of the restriction shall be deemed to have been breached by the Grantee, and all interest of the grantee in the restricted performance shares shall immediately terminate and be forfeited.

This section is not intended to limit the Company’s power to take such action as it deems necessary to remedy the misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

Eli Lilly and Company Performance Award

Section 11. Notices, Payments and Electronic Delivery and Participation

Any notice to be given by the Grantee or Successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Treasurer of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any Successor Grantee, at the address specified in writing to Lilly by the Successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Performance Award and participation in the 2002 Plan by electronic means or request the Grantee’s consent to participate in the 2002 Plan by electronic means. By accepting this Performance Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the 2002 Plan through an on-line or electronic system established and maintained by Lilly or another third party designated by Lilly.

Section 12. Waiver

The waiver by Lilly of any provision of this instrument at any time or for any purpose shall not operate as or be construed to be a waiver of that provision or any other provision of this instrument at any subsequent time or for any other purpose.

Section 13. Revocation or Modification

This Performance Award shall be irrevocable except that Lilly shall have the right to revoke or modify this Performance Award under Section 13(e) of the 2002 Plan.

Section 14. Withholding Tax

Regardless of any action Lilly and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and that Lilly and the Employer (a) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Performance Award, including the grant of the Performance Award, the expiration of the Award Period, the transfer and issuance of any Performance Shares or the receipt of any cash payment pursuant to this Performance Award, the receipt of any dividends and the sale of any Performance Shares acquired pursuant to this Performance Award; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Award to reduce or eliminate the Grantee’s liability for Tax Related Items. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

Prior to the applicable taxable or tax withholding event, the Grantee shall pay, or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items. In this

Eli Lilly and Company Performance Award

regard, the Grantee authorizes Lilly and/or the Employer to withhold all applicable Tax Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation payable to the Grantee by Lilly and/or the Employer or from any cash payment received upon expiration of the Award Period in accordance with Section 6. Alternatively, or in addition, if permissible under local law, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the proceeds of the sale of Performance Shares acquired pursuant to this Performance Award, (ii) arrange for the sale of Performance Shares to be issued upon the expiration of the Award Period (at the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization), and/or (iii) withhold in Performance Shares otherwise issuable to the Grantee pursuant to this Performance Award, provided that Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax Related Items is satisfied by withholding Performance Shares as described in (iii) herein, the Grantee will be deemed to have been issued the full number of Performance Shares to which he or she is entitled pursuant to this Performance Award, notwithstanding that a number of Performance Shares are withheld to satisfy the obligation for Tax Related Items. The Grantee shall pay to Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold or account for as a result of any aspect of this Performance Award that cannot be satisfied by the means previously described. Lilly may refuse to deliver Performance Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described herein.

Section 15. Section 409A Compliance

To the extent applicable, it is intended that this Performance Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”), and this Performance Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. This Performance Award is subject to Section 13(k) of the 2002 Plan concerning Section 409A.

Section 16. Non-Transfer of Performance Award

No right in or under this Performance Award is transferable except by operation of law to a duly appointed guardian of the estate of Grantee or upon the death of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of Sections 8 and 9.

Section 17. Severability and Section Headings

If one or more of the provisions of this instrument shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this instrument to be construed so as to foster the intent of this Performance Award and the 2002 Plan.

The section headings in this instrument are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

Eli Lilly and Company Performance Award

Section 18. Determinations by Committee

Determinations by the Committee pursuant to any provision of the 2002 Plan, pursuant to rules, regulations and procedures adopted by the Committee or pursuant to this instrument, including without limitation the determination of the amount and method of computation of EPS, whether to make an exception to the rule of Section 8, or adjustments under Section 2 or Section 3, shall be final and binding on the Grantee and any Successor Grantee.

Section 19. Change in Control

The provisions of Section 12(a)(iii) of the 2002 Plan apply to this Performance Award with the following modifications:
a.	The only Change in Control event that shall result in a payment under Section 12(a)(iii) of the 2002 Plan shall be consummation of a change in ownership of the Company as defined in Section 12(b)(i) of the 2002 Plan (a “Transaction”).

b.	On the date of the consummation of such Transaction, the Grantee will be paid an amount equal to the product of (a) the Grantee’s award opportunity for the Performance Award based on the Company’s expected results for the Award Period (as determined by the company’s last approved forecast prior to the consummation of the Transaction, not considering the impact of the Transaction) and (b) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Award Period to the date of the consummation of the Transaction and the denominator of which is the total number of days in the Award Period. The payment will be deemed to have been made immediately prior to the consummation of the Transaction in order to allow the Performance Shares paid to be deemed outstanding and eligible to receive the consideration being paid to Lilly shareholders in the Transaction.
Section 20. Nature of 2002 Plan and Performance Award

In accepting this Performance Award, the Grantee acknowledges, understands and agrees that:
a.	the 2002 Plan is established voluntarily by Lilly, it is discretionary in nature and may be modified, amended, suspended or terminated by Lilly at any time, as provided in the 2002 Plan;

b.	the Performance Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards even if Performance Awards have been granted repeatedly in the past;

c.	all decisions with respect to future grants of Performance Awards, if any, will be at the sole discretion of Lilly;

d.	the Grantee’s participation in the 2002 Plan is voluntary;

Eli Lilly and Company Performance Award

e.	the Performance Award and any shares of Lilly Stock subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Lilly or the Employer and which is outside the scope of the Grantee’s employment contract, if any;

f.	the Performance Award and any shares of Lilly Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Lilly or the Employer;

g.	neither the Performance Award nor any provision of this instrument, the 2002 Plan or the policies adopted pursuant to the 2002 Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Performance Award shall not be interpreted to form an employment contract or relationship with Lilly or any subsidiary of Lilly;

h.	the future value of the underlying Performance Shares is unknown and cannot be predicted with certainty;

i.	the value of any Performance Shares acquired upon expiration of the Award Period may increase or decrease in value, even below the tax valuation price;

j.	no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Award or from any diminution in value of the Performance Award or Performance Shares acquired upon expiration of the Award Period resulting from termination of the Grantee’s employment by Lilly or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and, in consideration of the grant of the Performance Award to which the Grantee is otherwise not entitled, the Grantee agrees never to institute any claim against the Company or the Employer, waives the ability, if any, to bring any such claim and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

k.	in the event of termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive Performance Shares upon expiration of the Award Period will terminate effective as of the date the Grantee is no longer actively employed (unless one of the adjustments in Section 9 applies) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee

Eli Lilly and Company Performance Award

shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Performance Award;

l.	Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the 2002 Plan or the Grantee’s acquisition or sale of the underlying Performance Shares; and

m.	the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the 2002 Plan before taking any action related to the 2002 Plan.
Section 21. Data Privacy

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Performance Award by and among, as applicable, the Employer, Lilly, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan.

The Grantee understands that Lilly may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Lilly, details of all Performance Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the 2002 Plan (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the 2002 Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the 2002 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares received upon expiration of the Award Period may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the 2002 Plan. The Grantee understands that the Grantee may, at any time, request an equity award transaction statement, request any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the 2002 Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

Section 22. Effective Date

The effective date of this instrument shall be the date of grant.

Eli Lilly and Company Performance Award

Section 23. Governing Law

The validity and construction of this Performance Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Performance Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Performance Award is granted and/or to be performed.

Section 24. Language

If the Grantee has received this instrument or any other document related to the 2002 Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 25. Imposition of Other Requirements

If the Grantee relocates to another country, any special terms and conditions applicable to Performance Awards granted in such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Performance Awards and any shares of Lilly Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Lilly has caused this Performance Award to be executed and granted in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY
By:
John Lechleiter
Chairman of the Board and Chief Executive Officer